Exhibit 10.28

Attachment A

Project Manager, Tennessee Valley Agri-Energy

Independent Contractor Position Description

February 7, 2008

Position Number: IC0001

Introductory Statement: As Project Manager, Tennessee Valley Agri-Energy LLC (TVAE), serves as the primary point of contact for all matters related to the full operational development of an ethanol plant as delegated by the TVAE board of directors.  The incumbent will be responsible for planning, budgeting, scheduling, engineering oversight, design and development oversight, plant test and evaluation oversight, facilities and operations for the plant.  The work includes advising on, coordinating, monitoring, or performing work in several phases of technical, managerial, and resources planning. The work may include designing, implementing, and maintaining technical management functions typically involving two or more areas of management functions such as resources analysis, technical management, and technical engineering operations management and will include monitoring contractors engaged in this work.  The Project Manager shall provide a detailed report to the board upon request and prepare and deliver a full written and oral report periodically, but no less than on a quarterly basis.

The duties are more specifically described in four basic task areas below.

Construction Management 40%

Communicates to the TVAE board the project milestones, actionable events, and/or project issues under review, and deadlines and time frames for completion. Monitors and reports on the status and progress of work, checking on work in progress and reviewing completed work to see that the board’s instructions on work priorities, methods, deadlines, and quality have been met. Prepares and delivers reports (written and/or oral) no less than quarterly and maintains records of work accomplishments and administrative information. Estimates and reports to the board on progress in meeting established milestones and deadlines for completion of assignments, projects, and tasks. Ensures the board is aware of and participates in planning for achievement of TVAE goals and objectives.  Presents significant decisions to be made to the board in a timely manner.

This task consists of the potential milestones below. Bonus payments for each semi-annual period are based on meeting expectations of this task and making meaningful progress towards the potential milestones listed below.

1.	Pre-construction planning and management
	a.	Environmental Compliance
		i.	Air Permit Filed
		ii.	Air Permit Received from State
	b.	Schedule development and critical path analysis (initial)
	c.	Construction Contracting
		i.	Rail design accepted by Norfolk Southern
		ii.	Rail construction on contract
		iii.	Plant design complete
		iv.	Builder on contract
		v.	Road entrance(s), utilities design

Attachment A

		vi.	Earthwork builder on contract
2.	Construction management
	a.	Plant groundbreaking
	b.	Rail construction started/completed
	c.	Earthwork started/completed (for plant construction)
	d.	Plant at 50% completed state (per schedule)
	e.	Plant at nameplate operation
3.	Long lead item procurement
	a.	Identification of long lead items
	b.	Contract for long lead items (from 3a above)
	c.	Delivery of long lead items (from 3b above)

Fundraising and Financial Management 20%

Plans, participates, and/or leads investor meetings for the primary equity drives and subsequent fundraising should it be required.  Advises the board on all aspects of securing equity.  Meets with prospective investors on behalf of the board.  Prepares strategy for attracting investment and for handling the invested funds

Actively pursues grants, incentives, other inducements available from local, state, federal, and agricultural and energy organizations and foundations.

Provides authoritative technical decisions, advice, and consultation on variables and unknowns affecting planning, integration, coordination, and critical management problems with respect to safety, costs, and economics.

Prepares annual budgets and manages the budget throughout its lifecycle including advisement to the board for budget reformulation.  Provides detailed explanations (written and oral) for budgeting underruns and overruns on a periodic basis but no less than quarterly.

Advises the board on debt structuring, terms, and conditions.  Represents the board upon request in meetings with financial institutions.

This task consists of the potential milestones below. Bonus payments for each semi-annual period are based on meeting expectations of this task and making meaningful progress towards the potential milestones listed below.

1.	Equity Drive
	a.	Equity strategy complete
	b.	Primary funds raised
2.	Debt Management
	a.	Debt strategy complete
	b.	Financial Close (Debt Agreements)
3.	Budget Management
	a.	Budget Preparation (annually)
	b.	Budget reports (quarterly)

Operations and Logistics Management 20%

Attachment A

Plans and manages operational and logistical processes leading to the safe and efficient development and operation of the plant.  Incumbent will advise the board on potential operational procurement contracts including consumables, equipment, and feedstocks and shall negotiate contracts as directed by the board.  Incumbent will advise the board on potential operational marketing contracts including all income producing or expense avoidance products and/or processes and shall negotiate contracts as directed by the board.

Plans for, hires, and directs plant staff and operations and logistics contractors in preparation for the safe and efficient development and operation of the plant.  Presents staffing concepts to the board for final consideration and approval and reports on hiring progress periodically but no less than quarterly.  Devises specific metrics for employee performance and maintains records and presents a summary to the board periodically, but no less than quarterly.

This task consists of the potential milestones below. Bonus payments for each semi-annual period are based on meeting expectations of this task and making meaningful progress towards the potential milestones listed below.

1.	Pre-operational planning
	a.	Strategy for consumables
	b.	Contracts for grain procurement/other significant procurement
	c.	Strategy for product/process marketing
	d.	Contract for ethanol marketing/DDGS/CO2/other*
	e.	Strategy for utility purchase/on contract
2.	Staffing
	a.	Strategy for staffing
	b.	Plant Manager hired
	c.	Staff and employees hired (For start-up)
3.	Product Handling Management
	a.	Rail logistics plan
	b.	Rail product handling operational
	c.	Port logistics plan
	d.	Port product handling operational

Public Information and Community Outreach 20%

Plans for community information, serves as primary spokesperson, and prepares/maintains a public and private communication plan.  Advises the board on public perception and media control.  Prepares the board for significant public events through the use of talking points and message preparation. Addresses positive and negative publicity within the constraints set by the board.  Maintains a cognizance of public perception of the plant and strives to maintain an excellent public perception.

Maintains good relations with state, local, and federal officials.  Advises the board on legislative issues that could affect the plant.  Plans a communication strategy to keep the elected and other public officials informed on the plant development.  Maintains a cognizance of official perception of the plant and strives to maintain a superior perception.

Develops a strategy for community outreach in the region.

Organizes significant events such as plant groundbreaking and plant declaration of operational status so that a wide exposure is a potential and ensures mass media coverage.

Attachment A

OTHER SIGNIFICANT FACTS:

Performs other duties as assigned.

Responsible for carrying out assigned duties and responsibilities in a manner consistent with the safety, health, and environmental policies set forth by the board. Reports existing or potentially hazardous situations and close calls to the board and assists the board in eliminating these conditions.

Compensation Terms and Provisions

Base salary and expense allowances will be paid monthly.  Bonus payments for each semi-annual period are based on meeting expectations of each of the four tasks and making meaningful progress towards the potential milestones.  The personnel committee of the Board shall rate the performance of the incumbent semi-annually using a scale of 1-10, 10 being best.  Bonus payments shall be decremented by 1/10 of the total amount available for each score below 9, but no payment for a score below 5.  (See below)

Rating	Bonus Payment
10	100%
9	100%
8	80%
7	70%
6	60%
5	50%
4	0%
3	0%
2	0%
1	0%

Bonus payments will be paid semi-annually per the schedule below.  Performance and timeliness shall be solely in the judgement of the Board. The Board, at its discretion, may declare more specific dates for achievement of milestones within a semi-annual period via letter in advance of the milestone.  Stock incentives will be allocated automatically for each six month period in which the incumbent is rated 5 or higher.  The remuneration schedule is as follows:

Expense allowance	$1000 per month	Paid monthly
Salary	$4000 per month	Paid monthly
Milestone payments	Paid semi-annually (sa)
1sa period	$10000	Validated/paid July 2007
2sa period	$20000	Validated/paid Dec 2007
3sa period	$10000	Validated/paid July 2008
4sa period	$20000	Validated/paid Dec 2008
Stock Ownership Incentives	Paid in semi-annual (sa) increments at $2/unit
1sa period	5000 units	Validated/awarded July 2007
2sa period	10000 units	Validated/ awarded Dec 2007
3sa period	5000 units	Validated/ awarded July 2008
4sa period	10000 units	Validated/ awarded Dec 2008

Total available value for first year: $120000

Total available value for second year:  $120000